UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 19, 2018

Novelion Therapeutics Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	98-0455702
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Norton Rose Fulbright

1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (877) 764-3131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2018, the Board of Directors and the Compensation Committee of Novelion Therapeutics Inc. (the “Company”), and the independent directors of the Board of Directors of Aegerion Pharmaceuticals, Inc. (the Company’s wholly-owned operating subsidiary), approved a retention plan (the “Key Executive Incentive Plan”) for certain executive officers, including Benjamin Harshbarger, the Company’s Interim Chief Executive Officer and General Counsel, Michael Price, the Company’s Executive Vice President and Chief Financial Officer, and Roger Louis, the Company’s Global Chief Compliance Officer.  Under the terms of the Key Executive Incentive Plan, participants will be entitled to a bonus opportunity, payable in three tranches, based on the levels of achievement by the Company of a cumulative net operating cash flow target (the “NOCF”) over the course of two performance periods (which, together, represent 60% of the aggregate payout (the “NOCF Portion”)) and the completion of a transaction (the “Transaction Event” and the date on which the Transaction Event occurs, the “Transaction Date”) in connection with the Company’s review of strategic alternatives (representing 40% of the aggregate payout (the “Transaction Event Portion” and, together with the NOCF Portion, the “Total Target Award”)), as follows:

Tranche	Metric	Payout	Measurement Period
One	NOCF	25% of the NOCF Portion	Earlier of (i) February 28, 2019 and (ii) the Transaction Date*

Two	NOCF	75% of the NOCF Portion	March 1, 2019 through the Transaction Date**

Three	Transaction Event	100% of the Transaction Event Portion	Transaction Date

* If the Transaction Date occurs first, then achievement of the NOCF metric shall be determined as of the end of the last completed calendar month preceding the Transaction Date.

** If the Transaction Date occurs prior to March 1, 2019, the participant shall be eligible to earn the entire NOCF Portion, based on the level of achievement of the NOCF target determined as of the end of the last completed calendar month preceding the Transaction Date.

The NOCF Portion is subject to a minimum level of achievement, at which level the participant would be eligible to receive 50% of the target NOCF Portion, and is capped at a payout of 120% of the target NOCF Portion if the NOCF performance meets or exceeds the maximum performance level (if the minimum level of achievement is not attained, no amounts are payable under the NOCF Portion).  If performance is between the minimum and target performance levels or the target and maximum performance levels, then the amount of the NOCF Portion shall be determined by linear interpolation.

The Transaction Event Portion is subject to increase based on an award modifier depending on the type of Transaction Event (if any), and based on the consummation date of such Transaction Event, which modifier would increase the target Transaction Event Portion by a maximum of 25%.

A participant’s right to the Total Target Award will be forfeited upon an employment termination prior to the date on which such award is paid.  However, in the event of death or disability, termination by the Company without cause or a resignation by the participant with good reason, in each case prior to the applicable payment date, the amounts payable under the Total Target Award will be prorated for the number of completed months the participant was actively employed during the applicable performance period, and measured based upon actual performance at the end of each Measurement Period.  Further, if a participant resigns other than for good reason or is terminated for cause, in each case within 90 days following receipt of any portion of the Total Target Award (the “Clawback Period”), the value of all payouts paid to such participant within the Clawback Period (on an after-tax basis) shall be repaid to the Company.

In connection with the Key Executive Incentive Plan (and, for Mr. Harshbarger, also in recognition of his previously disclosed appointment as Interim Chief Executive Officer), Mr. Harshbarger and Mr. Price (a) received salary increases such that their annual base salaries shall be $480,000 and $440,000 (effective December 1, 2018), respectively, and (b) are eligible for a Total Target Award of $840,000 and $440,000, respectively.  Mr. Louis is eligible for a Total Target Award of $288,400.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novelion Therapeutics Inc.

By:	/s/ Benjamin Harshbarger
Name:	Benjamin Harshbarger
Title:	Interim Chief Executive Officer and General Counsel

Date:  November 26, 2018

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